Exhibit 10.17(a)

[********] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

RJR Contract No. 97-773-069

VCU-L9706

LICENSE AGREEMENT

THIS AGREEMENT is made and entered into this 6th day of October 1997, by and between

RJ Reynolds Tobacco Company (hereinafter referred to as the “LICENSEE”), with its principal place of business at 401 N. Main Street, Winston-Salem, North Carolina, 27102-1487 and place of operation at Bowman Gray Technical Center, 950 Reynolds Boulevard, Winston-Salem North Carolina, 27102-1487; and,

VIRGINIA COMMONWEALTH UNIVERSITY INTELLECTUAL PROPERTY FOUNDATION (hereinafter referred to as the “LICENSOR”), and with its principal place of operation at Virginia Commonwealth University, 1101 E. Marshall Street, Sanger Hall, Room 1-026, Richmond, Virginia 23298-0568.

WHEREAS, LICENSOR is the owner of all right, title, and interest in a U.S. Patent Application entitled “Compounds and Pharmaceutical Compositions Thereof for Eliciting Analgesic Effects” invented by Drs. Martin and Damage at Virginia Commonwealth University (VC Invention #97-12); and,

WHEREAS LICENSEE is desirous of acquiring from LICENSOR certain rights set forth below, and wishes to engage Virginia Commonwealth University in a related Sponsored Research Agreement as defined below,

NOW, THEREFORE, in consideration of the promises and the covenants set forth herein, LICENSOR and LICENSEE agree as follows:

I. DEFINITIONS

The following definitions shall apply in the interpretation of this Agreement.

1.1 “AFFILIATE” of any company means any corporation which, directly or indirectly, controls or is controlled by, or is under direct or indirect common control with, such company; and for the purposes of this definition “control” (including “control by” and “under common control with”) as used with respect to any corporation or company, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation or company, through the ownership of more than 50% of the voting shares.

1.2 “CALENDAR QUARTER” means the three-month period ending March 31, June 30, September 30, or December 31 in any year.

1.3 “TECHNOLOGY” shall mean all the intellectual property in the FIELD OF USE including the patent application named above as well as continuations, continuations-in-part, divisional, reexaminations, reissues and extensions thereof both foreign and domestic, owned or to be owned by LICENSOR. It does not include ADDITIONAL TECHNOLOGY, discoveries and inventions or other developments made during and under the currently negotiated Sponsored Research Agreement between Virginia Commonwealth University and LICENSEE) or improvements to intellectual property developed during and under the Sponsored Research Agreement. Such discoveries made during and under the Sponsored Research Agreement will be subject of future negotiation.

1.4 “LICENSED TECHNOLOGY” shall mean the patent application cited above and all patent applications filed from and patents issuing from said patent application in the field which are owned or controlled by LICENSOR.

1.5 “LICENSED PRODUCTS” shall mean any product in the FIELD OF USE that incorporates, is covered by or is made, in whole or part, by the use of the LICENSED TECHNOLOGY.

1.6 “ADDITIONAL TECHNOLOGY” shall mean inventions, discoveries, information, and know-how in the FIELD OF USE which may be developed under the Sponsored Research Agreement.

1.7 “FIELD OF USE” shall mean analgesia and applications related to pain control. VCU-IPF reserves the right to make, use, or sell the LICENSED TECHNOLOGY and LICENSED PRODUCTS in the area of smoking cessation management.

1.8 “EFFECTIVE DATE” shall mean the date of the Agreement set forth above.

1.9 “LICENSED TERRITORY” shall mean worldwide.

1.91 “NET SALES” for purposes of computing the royalty payment contemplated under the provisions below, means [********].

1.92. “EFFECTIVE DATE shall mean the date of the agreement set forth above.

II. GRANT

2.1 LICENSOR grants to LICENSEE a royalty bearing, worldwide, exclusive license under LICENSED TECHNOLOGY to make, have made, use, or sell LICENSED TECHNOLOGY and LICENSED PRODUCT in the FIELD OF USE defined above. This grant shall be subject to the payment by LICENSEE to LICENSOR of all consideration as provided in this Agreement, and shall be further subject to the rights retained by LICENSOR and Virginia Commonwealth University to:

a. publish the scientific findings, subject to agreed upon provisions, from research related to LICENSED TECHNOLOGY; and,

b. use any information contained in the LICENSED TECHNOLOGY for research, teaching, and similar noncommercial activities and other education-related purposes.

c. use the LICENSED TECHNOLOGY and LICENSED PRODUCTS for commercial purposes, including licensing, in the area of smoking cessation management.

2.2 LICENSEE shall have the right to grant sublicenses subject to the terms and conditions of this agreement. LICENSEE will attach and incorporate by reference the provisions of this Agreement pertaining to payment obligations, patent applications, warranties, reporting requirements, and confidentiality, to any sub-license agreements entered into by LICENSEE. LICENSEE will provide LICENSOR with copies either (I) of appropriate sections of sub-license agreements evidencing a third party or AFFILIATE sublicensee’s commitment to be bound by the terms and conditions of this Agreement and with sections pertaining to NET SALES within one month of their being executed by the LICENSEE with the third party or AFFILIATE sublicensee, or (ii) other evidence of such commitment, which evidence is mutually acceptable to LICENSOR and LICENSEE.

2.3 LICENSOR hereby grants to LICENSEE an exclusive Option to acquire a license to any and all parts of the ADDITIONAL TECHNOLOGY that may arise from execution of the Sponsored Research Agreement. The Option period on any part of the ADDITIONAL TECHNOLOGY will be for six (6) months from the date it is disclosed to LICENSEE. The Option will be deemed exercised by the LICENSEE when LICENSEE notifies the LICENSOR in writing that it wishes to exercise its Option and enter into good faith negotiation for a license on a particular portion of the ADDITIONAL TECHNOLOGY. The LICENSEE shall retain no rights in, or options on ADDITIONAL TECHNOLOGY OF LICENSOR developed under the Sponsored Research Agreement if LICENSEE fails to exercise its Option.

2.4 If LICENSEE exercises its Option under Section 2.3 of this Agreement, LICENSOR to the extent not prohibited by law or other patents, and subject to any rights of the U.S. Government under 37 C.F.R 401, will enter into good faith negotiation to grant LICENSEE an exclusive license to make, have made, use, lease, sell, import and export technology developed under the Sponsored Research Agreement.

2.5 This Agreement shall terminate on the date of the last patent to expire on the LICENSED TECHNOLOGY.

2.6 Nothing in this Agreement shall be construed to confer rights upon LICENSEE by implication, estoppel, or otherwise to any technology or intellectual property other than the LICENSED TECHNOLOGY.

III. PAYMENT PROVISIONS

3.1 LICENSEE agrees to pay LICENSOR [********] within 30 days of the execution of this Agreement.

3.2 LICENSEE shall pay to LICENSOR all documented costs for the patent filing for LICENSED TECHNOLOGY within 30 days of the execution of this agreement.

3.3 To maintain an exclusive license to the LICENSED TECHNOLOGY, LICENSEE agrees to make an annual minimum payment of [********] due each year on the anniversary of the effective date of this Agreement. [********]

3.4 Licensee agrees to make the following milestone payments to LICENSOR:

a. [********]

c. [********]

d. [********]

3.5 LICENSEE shall pay to LICENSOR a running royalty of [********] based upon annual NET SALES for LICENSED PRODUCTS, or [********] of that amount received by LICENSEE from a third party, which ever is less.

3.6. Royalty payments shall be based on NET SALES in any country where a valid patent covering LICENSED TECHNOLOGY or LICENSED PRODUCT is in effect, or based on NET SALES of export product in any country where a valid patent covering LICENSED TECHNOLOGY is in effect and product is made for export.

IV. Diligence and Patent Prosecution

4.1 LICENSEE shall use reasonable efforts to bring one or more LICENSED PRODUCTS to market through diligent efforts and to continue active, commercially reasonable research and development, and sub-licensing efforts for one or more LICENSED PRODUCTS.

4.2 LICENSOR, shall apply for, seek issuance or registration of, and maintain patents and copyrights during the term of this Agreement on the LICENSED TECHNOLOGY for subject matter protect able by patent or copyright using counsel which is mutually acceptable to both LICENSEE and LICENSOR. The management of the various tasks and procedures involved shall be the primary responsibility of LICENSOR. LICENSEE, at the request of LICENSOR, shall assist LICENSOR in all such tasks and procedures.

4.3 All patents, patent applications, and copyrights on the LICENSED TECHNOLOGY shall be, assigned to LICENSOR, and LICENSOR’s interest therein shall be recorded in the U.S. Patent and Trademark Office, U.S. Copyright Office, and corresponding foreign patent and copyright offices at the expense of LICENSOR.

4.4 LICENSOR shall provide LICENSEE with copies of all papers received from and to be filed in the U.S. Patent and Trademark Office, U.S. Copyright Office, and corresponding foreign patent and copyright offices.

4.5 LICENSOR shall be entitled, in its discretion, to abandon any application or granted patent or copyright if it considers that the ongoing costs of the same are not justified, provided that LICENSOR notifies LICENSEE prior to such abandonment and allows LICENSEE reasonable opportunity to avoid such abandonment. In no event shall such reasonable opportunity be less than one (l) month prior to abandonment. If LICENSOR chooses to abandon an application or granted patent or copyright under this provision and LICENSEE, at its sole expense, continues pursuing the application, granted patent or copyright, LICENSOR shall retain no right to exclusively use or exclusively exploit the technology claimed in a granted patent or copyright on the technology which LICENSEE later obtains in the country, territory or jurisdiction which granted the patent or copyright; however LICENSOR shall maintain a non-exclusive right, limited to those rights enumerated in Section 2.1a, b and c.

4.6 LICENSEE may designate foreign countries in which it desires to have filed corresponding patent applications for LICENSED TECHNOLOGY, and LICENSEE shall be responsible for all costs associated with filing, prosecuting and maintaining those patent applications in the designated foreign countries. If LICENSEE does not so designate such foreign countries, then LICENSOR, at its own expense may file, prosecute and maintain patent applications corresponding to LICENSED TECHNOLOGY.

4.7 Subject to the provision of Section 4.6 LICENSEE shall pay to LICENSOR all documented costs associated with patent prosecution and maintenance of the LICENSED TECHNOLOGY, within 30 days of receipt of an invoice from LICENSOR. In the event that the costs of patent prosecution and maintenance exceed [********] during any calendar year, or in the event of a declaration of interference or appeal beyond final rejection, LICENSOR and LICENSEE shall negotiate in good faith toward arriving at a mutually acceptable manner in which the costs associated with patent prosecution and maintenance shall be borne. In any event, the first [********] paid to LICENSOR by LICENSEE in any calendar year, except for those costs paid in connection with Section 3.2, shall be creditable against the annual minimum payment due in accordance with Section 3.3 in that calendar year.

V. Reporting Obligations

5.1 LICENSEE, within sixty (60) days after each calendar quarter of each year, shall deliver to LICENSOR true and accurate reports, pertaining to NET SALES of LICENSED PRODUCT which shall include at least the following information:

a) the identity of each LICENSED PRODUCT being developed, manufactured, marketed and/or sold,

b) the stage of development of each LICENSED PRODUCT each country in the TERRITORY;

c) the number of each LICENSED PRODUCT manufactured and/or sold in each country in the TERRITORY,

d) NET SALES of LICENSED PRODUCT sold by the LICENSEE and all sublicensees, prepared in accordance with generally accepted accounting principles, on a country by country basis, for each LICENSED PRODUCT (a) above;

e) any and all deductions from NET SALES made by LICENSEE;

f) names and addresses of all sublicensees of LICENSEE;

g) NET SALES derived from sublicensees; and

h) total royalties due.

5.2 With each report submitted under Section 5.1 of this Agreement, LICENSEE shall make all payments to LICENSOR in US dollars due and payable under Section 3 of this Agreement. If no royalties are due, LICENSEE shall so report.

5.3 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to LICENSOR hereunder. Said books of account shall be kept at LICENSEE’s principal place of business. Said books and supporting data shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, to the inspection of LICENSOR or its agents for the purpose of verifying LICENSEE’s royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than [********] discrepancy in reporting to LICENSOR’s detriment, LICENSEE shall pay the full cost of such inspection. . LICENSEE shall pay any amounts such inspection reveals to be due and owing within thirty (30) days of the receipt of an invoice for same.

VI. INFRINGEMENT

6.1 LICENSEE and LICENSOR shall promptly inform each other in writing of any alleged infringement of the LICENSED PATENTs by a third party.

6.2 During the term of this agreement, LICENSOR will have the right, but shall not be obligated, to prosecute at its own expense all infringements of the LICENSED PATENTS and, in furtherance of such right, LICENSOR may include LICENSEE, upon agreement by LICENSEE, as a party plaintiff in any such suit, at LICENSEE’S expense. Each party shall bear its own costs of prosecuting any such infringement action, and shall be entitled to prove and recover its damages, Upon mutual agreement of the parties, each may assign to the other its right to sue for past, present, or future infringement of the LICENSED TECHNOLOGY, and to agree to a method to allocate damages recovered by the assignee of such rights.

6.3 LICENSOR or LICENSEE shall have three (3) months after having been notified of any alleged infringement to investigate whether infringement can be established. If LICENSOR determines that infringement exits, then it shall have [********] to negotiate in good faith with the alleged infringer to resolve the dispute. If at the end of such period the dispute is has nor been resolved, LICENSOR shall have [********] to commence prosecuting an infringement action (the filing period). If LICENSOR determines that infringement can be established and (a) at any time decides not to pursue an action against the alleged infringer, or (b) fails to commence prosecuting an action before the end of the filing period, then LICENSOR shall notify LICENSEE of its intention not to bring suit against any alleged infringer in the TERRITORY. In those events only LICENSEE shall have the right but shall not be obligated, to prosecute at its own expense any infringement of the LICENSED TECHNOLOGY, and LICENSOR hereby agrees at its discretion and upon terms to be mutually agreed by the parties, to either be named as a plaintiff in any such proceedings or to assign its rights to sue for infringement. LICENSEE shall pay all of LICENSOR’S costs and reasonable attorney fees incurred in such action. No settlement, consent judgment, or other voluntary final disposition of the suit shall be entered into without the consent of LICENSOR, which consent shall not be unreasonably withheld. LICENSEE hereby indemnifies LICENSOR against any order for costs or attorney fees that may be made against LICENSOR in such proceedings instituted by LICENSEE.

6.4 In the event that LICENSOR shall undertake the enforcement and/or defense of the LICENSED TECHNOLOGY by litigation, any monetary recovery by LICENSOR, shall be divide equally between LICENSOR and LICENSEE after all costs have been paid. In the event that LICENSEE undertakes the enforcement and/or defense of the LICENSED PATENTS by litigation, any monetary recovery by LICENSEE shall be shared with LICENSOR after all costs are paid.

6.5 In any infringement suit that either party may institute to enforce the LICENSED TECHNOLOGY pursuant to this Agreement, the other party hereto shall, at the request of the party initiating such suit and upon reasonable notice, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information samples, models, specimens and the like.

6.6 LICENSEE, during the exclusive period of this Agreement, shall have the sole right, subject to approval by LICENSOR, which shall not be unreasonably withheld, in accordance, with the terms and conditions herein to sublicense any alleged infringer in the TERRITORY for future use of LICENSED TECHNOLOGY. Prior to the distribution of sublicensing fees received from an alleged infringer as specified in Section III, LICENSOR shall be compensated for any and all expenses incurred by it, if any, in that regard prior to the commencement of the sublicense with the infringer.

6.7 In the event of any legal action alleging invalidity or noninfringement of any of the LICENSED TECHNOLOGY shall be brought against LICENSEE, or LICENSOR, LICENSOR, at its option, shall have the right within [********] after the commencement of such action, to intervene and take over the sole defense of the action at its own expense. If LICENSOR chooses not to intervene, LICENSEE shall have the option to intervene and take over the sole defense at its own expense.

VII. Termination

7.1 The provisions of this Agreement, having come into force on the Effective Date, shall, unless terminated earlier for any reason, continue in force in accordance with their respective terms if any as indicated in section 3.4.

7.2 LICENSEE may terminate this Agreement at any time by giving LICENSOR ninety (90) days written notice. In the event of termination of this Agreement by LICENSEE, LICENSEE shall have no further rights under this Agreement; however, LICENSEE will remain obligated for any royalties due or other expenses incurred up until the date of termination.

7.3 LICENSOR may terminate this Agreement if LICENSEE:

a. fails to pay on the due date any sum due under section 3 of this Agreement; or

b. fails to provide reports on the due date specified under Section 5 of this Agreement.

7.4 Either party may forthwith terminate this Agreement by written notice to the other

d. anything analogous to any of the foregoing under the law of any jurisdiction occurs in relation to that other party; or

e. if the other party ceases, or threatens to cease, to carry on business.

7.5 No relaxation, forbearance, delay or indulgence by either party in enforcing any of the terms of this Agreement or the granting of time by either party to the other shall prejudice, affect or restrict the rights and powers of the former hereunder nor shall any waiver by either party of a breach of this Agreement be considered as a waiver of any subsequent breach of the same or any other provision hereof

7.6 The rights to terminate this Agreement given by this clause shall not prejudice any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

VIII. Miscellaneous

8.1 Nothing in this Agreement shall create, or be deemed to create, a partnership, or the relationship of principal and agent, between the parties.

8.2 LICENSEE shall be entitled to assign this Agreement to any of its AFFILIATES taking over substantially all the business of LICENSEE relating to this Agreement or, with the consent of LICENSOR, which shall not be unreasonably be withheld, to any other company taking over substantially all the business of LICENSEE relating to this Agreement and all or a major part of the voting shares in which are, or are to be floated on, a recognized exchange or otherwise publicly owned.

8.3 Subject to Section 8.2 of this Agreement, the clauses are personal to the parties and neither party may assign, mortgage, charge or license any of its rights hereunder, nor may either party sub-contract or otherwise delegate any of its obligations hereunder, except with the prior written consent of the other party.

8.4 LICENSEE shall (i) to the extent reasonably practical, place in a conspicuous location on all patented products made pursuant to this Agreement a patent notice in accordance with 35 U.S. C. §282 consisting of the word “Patent” or “Patents” and the number or numbers of the United States patent or patents licensed hereunder and (ii) comply in all respects with the laws of the country of manufacture, and/or sale of the Technology with respect to marking such products so as to ensure LICENSOR of full protection and rights under such laws. LICENSEE shall include the provisions of this clause in all sub-licenses with third parties and Affiliates.

8.5 LICENSEE shall at all times during the term of this Agreement and thereafter indemnify, defend and hold LICENSOR, its trustees, directors, officers, employees and affiliates harmless against all claims, proceedings, demands and liabilities, including legal expenses and reasonable Adam’s fees, arising out of the death of or injury to any person or persons or out of any damages to property resulting from the research, development, production, manufacture, sale, modification, use, import or advertisement of LICENSED PRODUCT or arising from any obligation of LICENSEE hereunder.

8.6 In the event that LICENSEE or a sublicensee of LICENSEE conducts studies involving human subjects and LICENSED TECHNOLOGY, LICENSEE shall obtain and carry in full force and effect commercial, general liability insurance which shall protect LICENSEE and LICENSOR with respect to events set forth above. Such insurance shall be written by a reputable company authorized to due business in the Commonwealth of Virginia, shall list LICENSOR as an additional named insured thereunder, shall be endorsed to include product liability coverage and shall require reasonable written notice to be given to LICENSOR prior to any cancellation or material change thereof The limits of such insurance shall not be less than one million dollars ($1,000,000) per occurrence with an aggregate of five million ($5,000,000) for personal injury or death, and one million dollars ($1,000,000) per occurrence with aggregate of three million dollars ($3,000,000) for property damage. LICENSEE shall provide LICENSOR with Certificates of Insurance evidencing same.

8.7 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANT OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF THE CLAIMS OF ANY PATENTS ON THE TECHNOLOGY ISSUED OR PENDING, OR FREEDOM OF A PRODUCT THAT EMBODIES TECHNOLOGY FROM INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. IN NO EVENT SHALL LICENSOR, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, WHETHER LICENSOR SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. LICENSOR REPRESENTS AND WARRANTS IN RESPECT TO THE LICENSED TECHNOLOGY THAT IT HAS LEGAL RIGHT TO EXTEND THE RIGHTS TO LICENSEE, AND THAT IT HAS NOT MADE AND WILL NOT MAKE ANY COMMITMENTS TO OTHERS INCONSISTENT WITH OR IN DEROGATION OF SUCH RIGHTS.

8.8 For the purposes of this Agreement “Force Majeure” means any circumstances beyond the reasonable control of either party including, without limitation, any strike, lock-out, or other form of industrial action. If either party is affected by Force Majeure, it shall forthwith notify the other party of the nature and extent thereof Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or the non-performance, of any of its obligations under this Agreement, to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party, and the time for performance of that obligation shall be extended accordingly. If the Force Majeure in question prevails for a continuous period in excess of [********], the parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable.

8.9 LICENSEE shall not use the names or trademarks of LICENSOR, nor any adaptation thereof, nor the names of any of its employees, in any advertising, promotional or sales literature without prior written consent obtained from LICENSOR, or said employee, in each case, except that the LICENSEE may state that it is a licensee of LICENSOR with respect to the LICENSED TECHNOLOGY.

8. 10 All Notices shall be made in writing to the individuals noted below at the addresses noted above, and shall be sent by certified mail, returned receipt requested. If the individual to whom notices are to be given, or address where notices are to be sent changes for any party, that party shall promptly notify the other party accordingly:

Virginia Commonwealth University:

Director, Office of Technology Transfer Box 980568

1101 E. Marshall Street

Sanger Hall Room 1-026

Virginia Commonwealth University

Richmond, VA 23298-0568

RJ Reynolds Tobacco Company:

Senior Counsel

Bowman Gray Center

950 Reynolds Boulevard

Winston-Salem, NC 27102-1487

8.11 This Agreement contains the entire and only agreement and understanding between the parties and supersedes all preexisting agreements between them respecting its subject matter. Any representation, promises, or condition in connection with such subject matter which is not extension, incorporated in this Agreement shall not be binding on either party. No modification, renewal, wavier, and no termination of this Agreement or any of its provisions shall be binding upon the party against whom enforcement of such modification, renewal, extension, waiver or termination is sough, unless made in writing and signed on behalf of such party by one of its duly authorized officers. As used herein, the word “termination” includes any and all means of bringing an end prior to its expiration by its own terms this Agreement, or any provisions thereof, whether by release, discharge, abandonment or otherwise.

8.12 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Virginia, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. Any legal action or proceeding relating to this Agreement or any document or instrument related hereto shall be brought only in the courts of the Commonwealth of Virginia in Richmond, Virginia, and by its execution and delivery of this Agreement, LICENSEE hereby accepts for itself and in respect to its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

8.13 This Agreement may be executed in one or more counterparts and any party hereto may execute any such counterparts each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same document. It shall not be necessary in making proof of this document or any counterpart hereof to produce or account for any of the other counterparts.

8.14 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity and unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof. In the event the validity or unenforceability of any provision of this Agreement is brought into question because of the decision of a court of competent jurisdiction, LICENSOR, by written notice to LICENSEE may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

8.15 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar failure to perform any such term or condition by the other party.

8.16 It is understood that LICENSOR is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Anns Export Control Act, as amended and the United States Department of Commerce Export Administration Act of 1979). The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. LICENSOR neither represents that license shall not be required not that, if required, it shall be issued.

8.17 All reports and documents to be forwarded to LICENSOR shall be in the English Language.

8.18 All payments required under this Agreement shall be made in U.S. Dollars. LICENSEE agrees to pay interest of [********] on any delinquent payments to LICENSOR, and pay for all costs and reasonable attorneys fees incurred by LICENSOR in collecting payments due to LICENSOR.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as first above written.

AGREED AND ACCEPTED:

R. J. REYNOLDS TOBACCO COMPANY

By:	/s/ Gary T. Burger	Date: 10/1/97
Print Name & Title Gary T. Burger, D.V.M. Senior Vice President, R&D

VIRGINIA COMMONWEALTH UNIVERSITY INTELLECTUAL RESEARCH FOUNDATION (VCU-IPF)

By:	/s/ Richard C. Franson	Date: 10/2/97
Print Name/Title Richard C. Franson, Ph.D. President, VCU-IPF Director, Office of Technology Transfer Virginia Commonwealth University